EXHIBIT 5.1



                                                              November 16, 2001

New World Restaurant Group, Inc.
246 Industrial Way West
Eatontown, NJ 07724

                  Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

     In connection with the registration of $140 million in aggregate principal amount of Senior Secured Increasing Rate Notes due 2003 (the "Notes") issued by New World Restaurant Group, Inc. (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-4 (the "Registration Statement"), we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

     The Notes being registered are legally issued, fully-paid and will, when issued in accordance with the exchange offer set forth in the Registration Statement, non-assessable and constitute the binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,


                                               /s/
                                               Ruskin, Moscou, Evans &
                                               Faltischek, P.C.